U.S. SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON D.C.  20549


                           FORM 12b-25

NOTIFICATION OF LATE FILING           SEC File Number: 0-21472
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                                        CUSIP Number: 029280104
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[X] Form 10-K and Form 10-KSB    [ ] Form 20-F     [ ] Form 11-K
[ ] Form 10-Q and Form 10-QSB    [ ] Form N-SAR


          For Period Ended:  December 31, 1998

          [ ]  Transition Report on Form 10-K
          [ ]  Transition Report on Form 20-F
          [ ]  Transition Report on Form 11-K
          [ ]  Transition Report on Form 10-Q
          [ ]  Transition Report on Form N-SAR

          For the Transition Period Ended:  Not Applicable

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Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
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If the notification relates to a portion of the filing check above, identified Item9s) to which the notification relates:  Not
Applicable
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PART I -- REGISTRANT INFORMATION
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Full name of Registrant:

     American Resources Offshore, Inc.

Former Name if Applicable:

     American Resources of Delaware, Inc.

Address of Principal Executive Office (Street and Number):

     801 Travis, Suite 2100

City, State and Zip Code:

     Houston, Texas  77002
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PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate.)

 X   (a)  The reasons described in reasonable detail in Part III
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of this form could not be eliminated without unreasonable effort or expense;

 X   (b)  The subject annual report, semi-annual report,
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transition report on Form 10-K, Form 20-F, Form 11-K or Form
N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by
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Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and
Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Due to extremely heavy access of the EDGAR system on March 30, 2000, the due date of the Form 10-K, the Registrant's filing agent was not able to successfully log onto the EDGAR system before 5:30 p.m., March 30, 2000. The Registrant's filing agent successfully logged on and completed the filing at 6:20 p.m., March 30, 2000.
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PART IV -- OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification:

     G. Brian Lloyd                713              227-7600
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         (Name)                (Area Code)     (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     [X] Yes        [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [X] Yes        [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                American Resources Offshore, Inc.
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          (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 31, 2000         By:  /s/ Ivar Siem
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                                   Ivar Siem
                                   Chairman of the Board,
                                   President and Chief
                                   Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                            ATTENTION
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                          EXHIBIT A

See Form 10-K filed 6:20 p.m., March 30, 2000.